Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-1 of Eikon Therapeutics, Inc. of our report dated May 9, 2025, except for the effects of the reverse stock split discussed in Note 2 to the financial statements, as to which the date is January 28, 2026, relating to the financial statements of Eikon Therapeutics, Inc., which appears in this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

San Jose, California

January 28, 2026